EXHIBIT 99.1

United Fire Reports Fourth-Quarter 2010 Results

  Net income of $0.35 per diluted share for the fourth quarter of 2010, compared with $0.07 for the fourth quarter of 2009.
  Book value per share at $27.35, up $2.00 per share or 7.9 percent from year end 2009.

CEDAR RAPIDS, Iowa, Feb. 14, 2011 (GLOBE NEWSWIRE) -- United Fire & Casualty Company (Nasdaq:UFCS) today reports our financial results for the quarter and year ended December 31, 2010.

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
(In Thousands Except Shares and Per Share Data)	2010	2009	Change %	2010	2009	Change %
Revenue Highlights
Net premiums earned	$ 118,925	$ 119,747	(0.7)%	$ 469,473	$ 478,498	(1.9)%
Net investment income	28,342	27,659	2.5	111,685	106,075	5.3
Total revenues	150,029	149,183	0.6	591,072	572,193	3.3
Income Statement Data
Net income (loss)	$ 9,087	$ 1,779	NM	$ 47,513	$ (10,441)	NM
Net realized investment gains (losses)	1,362	999	36.3	5,518	(8,566)	164.4
Operating income (loss) (1)	7,725	780	NM	41,995	(1,875)	NM
Per Share Data
Diluted earnings (loss) per share	$ 0.35	$ 0.07	NM	$ 1.80	$ (0.39)	NM
Net realized investment gains (losses)	0.06	0.04	50.0	0.20	(0.32)	162.5
Diluted operating income (loss) per share (1)	0.29	0.03	NM	1.60	(0.07)	NM
Catastrophe Data
Pre-tax catastrophe losses (1)	$ 4,339	$ 2,801	54.9	$ 19,770	$ 22,397	(11.7)
Effect on after-tax earnings	0.11	0.07	57.1	0.49	0.55	(10.9)
Effect on combined ratio	4.1%	2.6%	57.7	4.7%	5.1%	(7.8)

Combined ratio	104.1%	114.1%	(8.8)	99.9%	115.2%	(13.3)
Book value per share				27.35	25.35	7.9
Return on equity				6.84%	(1.59)%	NM
Cash dividends declared per share	0.15	0.15	--	0.60	0.60	--
Diluted weighted average shares outstanding	26,255,419	26,588,809	(1.3)	26,337,678	26,609,922	(1.0)
NM = not meaningful
(1) The Non-GAAP Financial Measures section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.

United Fire is committed to quality over quantity in accounts, investments and future growth

"Results this quarter and this year are a tremendous improvement over where things stood a year ago," said President and CEO Randy Ramlo. "We're pleased to see net income up, investment income up and our loss and loss expenses down, even though we experienced a slight decrease in net premiums written for the year.

"We attribute the decrease in premiums written to continuing weakness of the economy and competitiveness of the insurance market. Despite some encouraging signs, we're still seeing a slow recovery throughout our regions that is affecting our current and potential commercial policyholders. Cancellations due to non-payments and/or companies going out of business also contributed to the decline in our premium writings. While our prices remain competitive in order to retain and attract business, we're maintaining our focus on writing quality accounts and following our underwriting standards.

"However, we're making headway on reducing loss expenses and we've been taking advantage of opportunities to grow our personal lines to offset the weaker commercial market. We've also seen a reduction in our Hurricane Katrina development, reflecting the decline in our exposure related to Katrina as we've continued to resolve outstanding litigation.

"Our life insurance business achieved their profitability goals for the year, as sales of more traditional life products have increased, partially offsetting the decrease in annuity sales. As interest rates remain low, so does consumer interest in annuities.

"United Fire's focus on quality extends to our investment philosophy, as well. While there are industry-wide concerns about the municipal bond market, we are confident in the strength of our own bond portfolio. We select high quality bonds based solely on their underlying credit (92 percent are rated "A" or better). We also diversify our risk by purchasing bonds issued across a large number of states. In 2010, we added a small number of bonds to our municipal bond portfolio and we've been extending durations in order to capture higher interest rates on our other bonds.

"We're also proud that United Fire has also been named one of the most trustworthy publicly traded companies in America by Forbes and Audit Integrity. According to the stringent Audit Integrity standards for transparency and fair governance, less than five percent of the entire U.S. stock market qualifies for inclusion on the list.

United Fire to Acquire Mercer Insurance Group

"On November 30, we announced our agreement to acquire Mercer Insurance Group," said Ramlo. "United Fire decided to enter the Mid-Atlantic and West Coast markets because of the potential to diversify our risk profile and increase the scale of our operations. Mercer Insurance has a long track record of operating profitably in these markets, and there is no overlap between our two agency networks."

Under the terms of the agreement, United Fire will acquire all of the outstanding shares of Mercer Insurance common stock in a transaction expected to close at the end of the first quarter of 2011. Mercer Insurance shareholders will receive $28.25 per share in cash, representing an aggregate transaction value of approximately $191 million.

The transaction is subject to customary conditions, including approval by the shareholders of Mercer Insurance and regulatory authorities. Approval of the transaction by United Fire shareholders is not required and there is no financing condition to consummate the transaction. United Fire expects to finance the transaction with a combination of available cash and bank financing.

"We are very pleased that the company and its employees, agents and policyholders will be joining the United Fire family," Ramlo concluded. "The transaction is a very attractive financial opportunity for us, and we anticipate it will contribute to our net income and return on equity no later than 2012."

Consolidated Investment Results

  Invested assets were $2.5 billion at year-end 2010, compared with $2.4 billion at year-end 2009. Fixed-maturity securities made up 92.5 percent of the portfolio at year-end 2010, with equity securities accounting for 6.0 percent and the remaining 1.5 percent consisting of other investments.

  Net investment income increased 2.5 percent in the fourth quarter of 2010 and 5.3 percent in the year ended December 31, 2010, as compared with the same periods of 2009. The growth in annuity sales in 2009 contributed to the increase in our invested assets and our 2010 net investment income, in spite of historically low interest rates.

  Realized investment gains were $2.1 million in the fourth quarter of 2010 and $8.5 million in the year ended December 31, 2010, compared with realized investment gains of $1.5 million in the fourth quarter of 2009 and realized investment losses of $13.2 million in the year ended December 31, 2009. The increase in our realized gains is attributable to a significant reduction in other-than-temporary impairment charges, which totaled $0.5 million in the year ended December 31, 2010 compared to $18.3 million in the same period of 2009. We incurred substantial other-than-temporary impairment charges in 2009 as a result of the credit crisis that impacted the financial markets in 2008 and into 2009.

  Unrealized investment gains totaled $102.6 million as of December 31, 2010, an increase of $20.2 million or 24.4 percent since December 31, 2009. While the total gain for the year was due to increases in our bond and equity holdings, we saw a deterioration in the unrealized gains on our bond portfolio develop during the fourth quarter due to rising interest rates.

Property and Casualty Insurance Segment

For the year-ended December 31, 2010, premium revenues for our property and casualty insurance segment were generated from 91 percent commercial lines business and 9 percent personal lines business. Our top five states for direct premiums written were Texas, Iowa, Missouri, Louisiana and Illinois.

Property & Casualty Insurance Financial Results:	Three Months Ended December 31,		Year Ended December 31,
(In Thousands)	2010	2009	2010	2009
Revenues
Net premiums written (1)	$ 90,723	$ 87,652	$ 414,908	$ 424,827
Net premiums earned	$ 106,824	$ 107,256	$ 420,373	$ 435,677
Investment income, net of investment expenses	9,293	7,960	34,787	31,542
Realized investment gains (losses)
Other-than-temporary impairment charges	--	(167)	(153)	(9,824)
All other realized gains	918	660	3,746	3,009
Total realized investment gains (losses)	918	493	3,593	(6,815)
Other income	31	75	147	194
Total Revenues	$ 117,066	$ 115,784	$ 458,900	$ 460,598

Benefits, Losses and Expenses
Losses and loss settlement expenses	$ 73,946	$ 86,310	$ 289,437	$ 365,721
Amortization of deferred policy acquisition costs	26,255	26,172	102,636	105,606
Other underwriting expenses	10,952	9,886	28,003	30,553
Disaster charges and other related expenses, net of recoveries	--	4	(16)	(1,335)
Total Benefits, Losses and Expenses	$ 111,153	$ 122,372	$ 420,060	$ 500,545

Income (loss) before income taxes	5,913	(6,588)	38,840	(39,947)
Federal income tax expense (benefit)	294	(4,265)	4,114	(22,270)
Net income (loss)	$ 5,619	$ (2,323)	$ 34,726	$ (17,677)

GAAP combined ratio:
Net loss ratio (without catastrophes)	64.3%	78.2%	62.2%	70.1%
Hurricane Katrina litigation - effect on net loss ratio	0.9	(0.3)	2.0	8.7
Other catastrophes - effect on net loss ratio	4.1	2.6	4.7	5.1
Net loss ratio	69.3%	80.5%	68.9%	83.9%
Expense ratio (2)	34.8	33.6	31.0	31.3
Combined ratio	104.1%	114.1%	99.9%	115.2%

Statutory combined ratio: (1)
Net loss ratio (without catastrophes)	64.3%	78.1%	62.2%	70.1%
Hurricane Katrina litigation - effect on net loss ratio	0.9	(0.3)	2.0	8.7
Other catastrophes - effect on net loss ratio	4.1	2.6	4.7	5.1
Net loss ratio	69.3%	80.4%	68.9%	83.9%
Expense ratio	30.8	32.4	31.0	30.3
Combined ratio	100.1%	112.8%	99.9%	114.2%
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.
(2) We have excluded disaster charges and other related expenses, net of recoveries, from the GAAP expense ratio. These charges resulted from flood damage at our home office and hurricane damage at our Gulf Coast regional office in 2008.
  Net premiums written increased in the fourth quarter of 2010 but decreased for the year ended December 31, 2010, compared to the same periods in 2009.
  Commercial lines - A slow recovery continues to affect the economy and potential commercial policyholders. In 2010, cancellations due to non-payment and/or companies going out of business contributed to the decline in our premium writings, while the soft pricing environment in the insurance industry also continues to have an impact on our business. During the fourth quarter of 2010, we slightly reduced our commercial lines renewal pricing levels in order to retain quality accounts, keeping approximately 80 percent of our accounts, which is in line with our retention goals. New business pricing remained unchanged.
  Personal lines - Personal lines retention rates reached approximately 87 percent for the year. We have been successful in achieving slight increases in our personal lines rates and will continue pursuing opportunities to grow our personal lines business.
  Losses and loss settlement expenses decreased 14.3 percent in the fourth quarter of 2010 and 20.9 percent in the year ended December 31, 2010, as compared with the same periods in 2009. The improvement is due to our prior year's claims experience, which resulted in favorable reserve development of $45.9 million for 2010 and is consistent with our historical development excluding the impact of Hurricane Katrina. The 2010 development included $8.6 million in adverse Katrina development as a result of our continuing resolution of outstanding litigation. In comparison our 2009 prior year's claims experience was significantly impacted by adverse Katrina development totaling $38.0 million, which resulted in unfavorable reserve development of $26.2 million.
  Noncatastrophe claims experience - a decrease in claims severity accompanied by a slight decrease in claims frequency in the year ended December 31, 2010, as compared with the same period of 2009, contributed to the reduction in losses and loss settlement expenses.
  GAAP combined ratio improved by 10.0 percentage points in the fourth quarter of 2010 and 15.3 percentage points in the year ended December 31, 2010, as compared with the same prior-year periods. This is due primarily to the aforementioned decrease in our losses and loss settlement expenses.

  Other underwriting expenses increased 10.8 percent in the fourth quarter of 2010 as compared to the same period of 2009, primarily due to transaction costs of $1.2 million related to our acquisition of Mercer Insurance Group that were incurred during the quarter. Year-to-date this line decreased 8.4 percent, which is primarily the result of a higher level of deferrable underwriting expenses in 2010 as compared to 2009.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the year-ended December 31, 2010, according to statutory financial measures that include annuities as premium income, our top five states for business were Iowa, Wisconsin, Illinois, Minnesota and Nebraska.

Life Insurance Financial Results:	Three Months Ended December 31,		Year Ended December 31,
(In Thousands)	2010	2009	2010	2009
Revenues
Net premiums written (1)	$ 12,072	$ 12,450	$ 48,984	$ 42,600
Net premiums earned	$ 12,101	$ 12,491	$ 49,100	$ 42,821
Investment income, net of investment expenses	19,049	19,699	76,898	74,533
Realized investment gains (losses)
Other-than-temporary impairment charges	--	--	(306)	(8,482)
All other realized gains	1,177	1,044	5,202	2,118
Total realized investment gains (losses)	1,177	1,044	4,896	(6,364)
Other income	636	165	1,278	605
Total Revenues	$ 32,963	$ 33,399	$ 132,172	$ 111,595

Benefits, Losses and Expenses
Losses and loss settlement expenses	$ 5,418	$ 4,381	$ 20,359	$ 16,773
Increase in liability for future policy benefits	6,246	8,534	27,229	23,897
Amortization of deferred policy acquisition costs	3,179	1,505	10,735	9,287
Other underwriting expenses	2,490	1,786	11,318	8,745
Interest on policyholders' accounts	10,617	10,853	42,988	41,652
Total Benefits, Losses and Expenses	$ 27,950	$ 27,059	$ 112,629	$ 100,354

Income before income taxes	5,013	6,340	19,543	11,241
Federal income tax expense	1,545	2,238	6,756	4,005
Net income	$ 3,468	$ 4,102	$ 12,787	$ 7,236
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.
  Net premiums earned increased 14.7 percent in 2010 compared to the year prior as a result of our strategy to emphasize the marketing of our traditional life insurance products, primarily single premium whole life, to our independent life insurance agents to achieve a more balanced product mix.

  Increase in liability for future policy benefits decreased 26.8 percent in the fourth quarter of 2010 and increased 13.9 percent for the year ended December 31, 2010, compared to the same periods in 2009. The decrease in the fourth quarter of 2010 as compared to the same period of 2009, is primarily due a decrease in interest rates. The increase for the year ended December 31, 2010 as compared to the same period of 2009, is primarily due to an increase in mortality rates. Also contributing to the increase was an increase in the sales of our single premium whole life product. These increases were somewhat offset by the decrease in interest rates and a decrease in the number of beneficiaries choosing a supplemental contract payout.

Our life insurance segment also experienced the following:

  Losses and loss settlement expenses increased 23.7 percent in the fourth quarter of 2010 and 21.4 percent for the year ended December 31, 2010, compared to the same periods in 2009, reflecting an increase in both annuity benefits and life insurance death benefits, as the mortality assumptions we use in estimating reserves is correlated to the demographics of our insureds.

  Other underwriting expenses increased 29.4 percent for the year ended December 31, 2010, compared to the same period in 2009, due primarily to an increase in agent commissions that corresponds to the increase in premiums written for our single premium whole life and universal life products.

  Interest on policyholders' accounts increased 3.2 percent for the year ended December 31, 2010 as compared to the same period of 2009, because of the higher average deferred annuity balance in 2010 versus 2009, which led to the increased amount of interest credited in 2010.

  Deferred annuity sales decreased 44.1 percent in the fourth quarter of 2010 and 57.3 percent in the year ended December 31, 2010, as compared with the same periods of 2009. In the quarter and year ended December 31, 2010, deferred annuity sales have decreased, as interest rates have continued to remain at historic lows and as some consumers with a greater tolerance for risk are choosing to surrender their annuities and place the funds in products with greater risk and potentially greater return. Deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned; however, they do generate investment income.

  Net cash outflow related to our annuity business was $3.8 million in the fourth quarter of 2010 versus a net cash inflow of $13.2 million in the fourth quarter of 2009. For the year ended December 31, 2010, we experienced a net cash inflow of $.4 million compared to $96.0 million in the year ended December 31, 2009. The lower level of net cash inflows is attributable to the decline in annuity sales.

Share Repurchase Program

In the fourth quarter of 2010, United Fire repurchased 38,742 shares of our common stock for $.8 million, at an average cost of $19.95 per share. For the year ended December 31, 2010, we repurchased 343,328 shares of our common stock for $6.3 million, at an average cost of $18.29 per share. As of December 31, 2010, the book value per share of our common stock is $27.35. We are authorized to purchase an additional 172,826 shares of common stock under our Share Repurchase Program, which expires in August 2011.

Supplemental Information

For information supplemental to this release, please visit the Investor Relations section of our website at www.unitedfiregroup.com. Select "Financial Information" and then "Quarterly Results."

About United Fire & Casualty Company

Founded in 1946, United Fire & Casualty Company is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $463.9 million through the year ended December 31, 2010, and our market capitalization was $584.7 million at December 31, 2010.

We are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and represented by over 800 independent agencies. The company's line of products consists of commercial insurance (including surety bonds) and personal insurance. Approximately 91 percent of property and casualty premiums written are commercial in nature.

United Fire is rated A (Excellent) by A.M. Best Company. For the third consecutive year, United Fire was named a "Top 10 Ease of Doing Business Performer" for 2010 in Deep Customer Connections Inc.'s (DCC) eighth annual Ease of Doing Business (EDB) survey. The performance of more than 200 property and casualty carriers was assessed by 7,800 independent agents and brokers. They rated the importance of 11 key factors, ranging from underwriting responsiveness to handling claims promptly to employing effective, user-friendly technology. DCC specializes in helping property and casualty carriers achieve profitable growth by making it easy for their agents to work with them. DCC's EDB Index® is an industry benchmark of carriers' EDB performance. United Fire has also been named one of the most trustworthy publicly traded companies in America by Forbes and Audit Integrity. According to the stringent Audit Integrity standards for transparency and fair governance, less than five percent of the entire U.S. stock market qualifies for the list.

Our subsidiary, United Life Insurance Company, is licensed in 28 states, represented by over 900 independent life agencies, and has been named to the Ward's 50 Life & Health Insurance Companies for five consecutive years (2006-2010).

For more information about United Fire, visit www.unitedfiregroup.com.

The United Fire & Casualty Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7089

Statutory Financial Measures

United Fire and its subsidiaries are required to file financial statements based on statutory accounting principles in each of the states where our insurance companies are domiciled and licensed to conduct business. Management analyzes financial data and statements that are prepared in accordance with statutory accounting principles as well as U.S. GAAP.

The following definitions of key statutory financial measures are provided for our readers' convenience. Regulation G promulgated by the Securities and Exchange Commission does not require reconciliation to U.S. GAAP of data prepared under a system of regulation of a government or governmental authority or self-regulatory organization that is applicable to the registrant.

Premiums written is a measure of our overall business volume. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts. Premiums written is an important measure of business production for the period under review.

(In Thousands)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net premiums written	$ 102,795	$ 100,102	$ 463,892	$ 467,427
Net change in unearned premium	16,221	19,826	5,669	10,956
Net change in prepaid reinsurance premium	(91)	(181)	(88)	115
Net premiums earned	$ 118,925	$ 119,747	$ 469,473	$ 478,498

Combined ratio is a commonly used statutory financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the "net loss ratio") and the underwriting expense ratio (the "expense ratio").

When prepared in accordance with U.S. GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.

When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

Statutory surplus is the excess of admitted assets, those recognized and accepted by the state insurance laws to determine solvency, over liabilities.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income (loss) is net income (loss) excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income (loss)	$ 9,087	$ 1,779	$ 47,513	$ (10,441)
After-tax realized investment (gains) losses	(1,362)	(999)	(5,518)	8,566
Operating income (loss)	$ 7,725	$ 780	$ 41,995	$ (1,875)
Diluted earnings (loss) per share	0.35	0.07	1.80	(0.39)
Diluted operating income (loss) per share	0.29	0.03	1.60	(0.07)

Catastrophe losses utilize the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers ("ISO catastrophe"). In addition to ISO catastrophes, we also include as catastrophes those events ("non-ISO catastrophes") we believe are, or will be, material to our operations, either in amount or in number of claims made. Management at times may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation, such as Hurricane Katrina. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
ISO catastrophes	$ 2,642	$ 2,461	$ 24,806	$ 58,757
Less Hurricane Katrina loss development	(1,000)	339	(8,576)	(37,976)
ISO catastrophes without Hurricane Katrina	$ 1,642	$ 2,800	$ 16,230	$ 20,781
Non-ISO catastrophes	2,697	1	3,540	1,616
Total catastrophes	$ 4,339	$ 2,801	$ 19,770	$ 22,397

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will continue," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December, 31, 2009, filed with the SEC on March 1, 2010 and in our report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 1, 2010. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

CONTACT: Randy A. Ramlo, President/CEO or
         Dianne M. Lyons, Vice President/CFO, 319-399-5700